Exhibit 99.1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

February 16, 2016		Tengyu International Limited

	By:	/s/ Jinxue Jiang
Director

February 16, 2016	Jinxue Jiang

/s/ Jinxue Jiang